EXHIBIT (a)(29)

AMENDMENT NO. 28

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 28 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective November 28, 2017, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, the Government Assets Portfolio of the Trust has been liquidated as of November 28, 2017 pursuant to a Plan of Reorganization approved by the Trustees, providing for the reorganization of the Government Assets Portfolio into the U.S. Government Portfolio followed by the termination of the Government Assets Portfolio as a series of the Trust.

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Government Assets Portfolio is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.